                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-37737


                             PROSPECTUS SUPPLEMENT
                              DATED APRIL 30, 1998
                   TO THE PROSPECTUS DATED NOVEMBER 14, 1997

                       ALTERNATIVE LIVING SERVICES, INC.

     Alternative Living Services, Inc. (the "Company") has prepared this Prospectus Supplement to update certain information included in the Company's Prospectus dated November 14, 1997 relating to the Company's $50,000,000 aggregate principal amount of Convertible Subordinated Debentures due 2004 (the "Debentures"), issued in a private placement on May 21, 1997 and the 2,469,136 shares of common stock, $.01 par value, of the Company that are issuable upon conversion of the Debentures, subject to adjustment under certain circumstances.

     The table set forth in the Prospectus under the caption "SELLING SECURITYHOLDERS" is hereby supplemented as follows:



                                                           PRINCIPAL         PRINCIPAL
                                                            AMOUNT            AMOUNT
                                                              OF                OF
                                                          DEBENTURES         DEBENTURES          PERCENT OF
                                                          BENEFICIALLY      THAT MAY BE          OUTSTANDING
NAME                                                         OWNED             SOLD              DEBENTURES
----                                                      ------------      ------------         -----------
Argent Classic Convertible Arbitrage Fund L.P.. . . . .   $2,575,000         $2,575,000              5.2%

HBK Finance L.P.. . . . . . . . . . . . . . . . . . . .      875,000            875,000              1.8

HBK Offshore Fund LTD . . . . . . . . . . . . . . . . .      665,000            665,000              1.3

HBK Securities LTD. . . . . . . . . . . . . . . . . . .    1,537,000          1,537,000              3.1

Lewco Securities Corp.(1) . . . . . . . . . . . . . . .    2,000,000          2,000,000              4.0

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(1)  An affiliate of Lewco Securities Corp. has acted as underwriter and financial advisor with respect to the offer and sale of certain of the Company's securities.